           As filed with the Securities and Exchange Commission on June 7, 2002,
                                                      Registration No. 333-88272

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      -------------------------------------

                                Amendment No. 1
                                       to
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                         AutoExotica International, Ltd.
             ------------------------------------------------------
             (Exact name of Registrant as Specified in Its Charter)

-----------------------------------------------------------------------------------------------------------
                    Nevada                                                          23-3429345
-----------------------------------------------------------------------------------------------------------
         (State or other Jurisdiction        (Primary Standard Industrial        (I.R.S. Employer
-----------------------------------------------------------------------------------------------------------
       of Incorporation or Organization)         Classification Code)          Identification No.)
-----------------------------------------------------------------------------------------------------------

                         AutoExotica International, Ltd.
                              927 Broadway, Suite 2
                            Bayonne, New Jersey 07002
                                 (201) 437-6238
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                                 Darryl A. Nowak
                                President and CEO
                         AutoExotica International, Ltd.
                              927 Broadway, Suite 2
                            Bayonne, New Jersey 07002
                                 (201) 437-6238
            (Name, address, including zip code, and telephone number
                   including area code, of agents for service)

                      ------------------------------------

                                   Copies to:
                            Victoria A. Baylin, Esq.
                      Vorys, Sater, Seymour and Pease, LLP
                               1828 L Street, N.W.
                                   11/th/ Floor
                             Washington, D.C. 20036
                                 (202) 467-8800

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If this Form is post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                                              Continued overleaf

                         CALCULATION OF REGISTRATION FEE

================================================================================


-------------------------------------------------------------------------------------------------------------------------
Title of Each Class of                                                    Proposed Maximum        Proposed Maximum
-------------------------------------------------------------------------------------------------------------------------
Securities To Be          Amount To Be            Offering Price Per      Aggregate               Amount Of
-------------------------------------------------------------------------------------------------------------------------
Registered                Registered              Security (1)            Offering Price          Registration Fee
-------------------------------------------------------------------------------------------------------------------------
Units (2)                 400,000                    --                   $          --           $     --
-------------------------------------------------------------------------------------------------------------------------
Common Stock(3)           400,000                 $2.50                   $1,000,000.00           $  92.00
-------------------------------------------------------------------------------------------------------------------------
Common Stock(4)           400,000                 $3.00                   $1,200,000.00           $ 110.40
-------------------------------------------------------------------------------------------------------------------------
Common Stock(5)           200,000                 $2.50                   $  500,000.00           $  46.00
-------------------------------------------------------------------------------------------------------------------------
Total                                                                     $2,700,000.00           $ 248.40
-------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

(2) Includes 400,000 shares of common stock and warrants exercisable to purchase 400,000 shares of common stock.

(3) Represents 400,000 shares of common stock included in the units being offered by AutoExotica International, Ltd.

(4) Represents 400,000 shares of common stock underlying the warrants included in the units being offered by AutoExotica International, Ltd.

(5) Represents 200,000 shares of common stock being offered by a Selling Shareholder.

                                -----------------

     Pursuant to Rule 416 of the Act, this registration statement also covers such indeterminate additional shares of common stock as may become issuable as a result of stock splits, stock dividends or other similar events.

                                -----------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                EXPLANATORY NOTE

       This registration statement contains two prospectuses: (a) one prospectus relating to the offering for cash by AutoExotica International, Ltd. of 400,000 units, each consisting of one share of common stock, par value $.001 per share and one warrant exercisable to purchase one share of our common stock, par value $.001 per share, and (b) another prospectus relating to the offering of 200,000 shares of common stock by a selling shareholder. The prospectus relating to the selling shareholder is referred to as the "selling shareholder prospectus." Following this prospectus are substitute pages of the selling shareholder prospectus, including alternate front outside and back cover pages, an alternate section entitled "The Offering" under "Prospectus Summary" and an alternate section entitled "Plan of Distribution." Each of the alternate pages for the selling shareholder prospectus is labeled "Alternate Page for the Selling Shareholder Prospectus." All other sections of the prospectus are to be used in both prospectuses. In addition, cross-references in the prospectus will be adjusted in the selling shareholder prospectus to refer to the appropriate sections.

       This registration statement has been filed with the Securities and Exchange Commission and with the regulatory commissions of certain states, including Connecticut, New York and Pennsylvania. No sales of the securities described herein may be sold until such time as the registration statement has been declared effective by the Securities and Exchange Commission and the respective state authorities.

The information in this prospectus is not complete and may be changed. The securities described in this prospectus may not be sold until the registration statement containing this prospectus as filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS                        Subject to Completion dated _________ __, 2002

                                  400,000 Units

                                       of

                         AutoExotica International, Ltd.

       We are offering, on a "best efforts, all-or-none basis," 400,000 units at a price of $2.50 per unit. Each unit consists of one share of our common stock, $.001 par value, and one warrant exercisable to purchase one share of our common stock at an exercise price of $3.00 per share. Pending the sale of the 400,000 units, all of the proceeds of our offering will be held in an escrow account. If 400,000 units are not sold within 60 days from the date hereof, all funds received by us will be refunded to subscribers in full without interest thereon. We may extend the offering period for an additional 30 days in our sole discretion.

       Concurrent with this offering, we are registering 200,000 additional shares of common stock for sale by a selling shareholder who may wish to sell its shares in the open market or in privately negotiated transactions. The selling shareholder is identified in this prospectus and in a separate selling shareholder prospectus. The sale by the selling shareholder will only be made subsequent to the completion of our offering of the 400,000 units.

                             ----------------------

       No public trading market currently exists for the units, our common stock or the warrants. The offering price of the units, the value of our common stock and the exercise price of the warrants have been arbitrarily determined by us. There can be no assurance that a market for our securities will develop or that you will be able to liquidate your investment. See "Risk Factors."

                            ------------------------

       Our principal executive offices are located at 927 Broadway, Suite 2, Bayonne, New Jersey 07002. Our telephone number is (201) 437-6238.

                            ------------------------

       The securities being offered by this prospectus involve a high degree of risk. You should read the "Risk Factors" section beginning on page 4 before you decide to purchase any of the securities.

                            ------------------------

       Neither the Securities and Exchange Commission nor any state commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

                               The date of this Prospectus is _________ __, 2002

                                TABLE OF CONTENTS

         You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

PROSPECTUS SUMMARY .......................................................     2
AUTOEXOTICA INTERNATIONAL, LTD ...........................................     2
RECAPITALIZATION .........................................................     2
THE OFFERING .............................................................     2
CONCURRENT OFFERING ......................................................     3
SUMMARY FINANCIAL INFORMATION ............................................     3
RISK FACTORS .............................................................     4
USE OF PROCEEDS ..........................................................     9
DILUTION .................................................................     9
CONCURRENT OFFERING ......................................................    10
PLAN OF DISTRIBUTION .....................................................    10
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS
  AND CONTROL PERSONS ....................................................    11
EXECUTIVE COMPENSATION ...................................................    12
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
  OWNERS AND MANAGEMENT ..................................................    13
BUSINESS .................................................................    13
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS ..........................    17
DESCRIPTION OF SECURITIES ................................................    21
CERTAIN TRANSACTIONS .....................................................    24
LEGAL MATTERS ............................................................    25
EXPERTS ..................................................................    25
AVAILABLE INFORMATION ....................................................    25


                           FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify these forward-looking statements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us as described in "Risk Factors" and elsewhere in this prospectus.

                               PROSPECTUS SUMMARY

         This summary highlights certain information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information regarding our company and our financial statements and the related notes appearing elsewhere in this prospectus.

                         AUTOEXOTICA INTERNATIONAL, LTD.

         AutoExotica International, Ltd. is in the business of renting luxury, exotic and high-performance automobiles and motorcycles to individuals and businesses throughout the United States. Originally incorporated in the State of New Jersey on June 16, 1989, AutoExotica was reincorporated in the State of Nevada on June 13, 1995. We commenced our operations in July 1998, concentrating our efforts in the New York and Washington, D.C. metropolitan areas. Focused initially on providing rental services in the Northeastern region of the United States, we have expanded our service to include parts of the Southeastern and Western regions of the United States. See "Business-Operations."

         Our business was created to respond to what we believe is a strong and continually increasing public interest in experiencing the pleasure of driving high performance luxury vehicles. We offer top of the line automobiles from manufacturers such as Mercedes Benz, Porsche, Ferrari and BMW. We rent our vehicles to individuals and businesses on a short-term and long-term basis. To date, we have derived most of our business from referrals from prestigious hotels and resorts; recently, we expanded our business relationships through strategic alliances with a private membership club and a luxury properties registry. See "Business-Strategic Alliances."

         Our principal executive offices are located at 927 Broadway, Suite 2, Bayonne, New Jersey 07002. Our telephone number is (201)437-6238, our website is www.autoexoticarentals.com and our email address is exotorent@aol.com.
--------------------------                          -----------------

                                RECAPITALIZATION

         In January 2001, we effected a 4.87774-for-one stock split pursuant to which all of our 1,000,000 shares of then-issued and outstanding common stock were converted into 4,877,740 shares of common stock. Unless otherwise noted, all share and per share data presented in this prospectus is reflected on a post-split basis as if the stock split had occurred upon inception of our company. See "Business-Summary."

                                  THE OFFERING

Shares of common stock outstanding before offering...........  5,600,000 shares
Shares of common stock in units being offered ...............  400,000 shares
Shares of common stock issuable on exercise of the
warrants in the units being offered..........................  400,000 shares
Plan of distribution ........................................  We are offering the units for cash at a price of $2.50 per unit.  Each unit contains one share of our common
                                                               stock and one warrant.  Each warrant is exercisable  to
                                                               purchase one share of our common stock at a price of
                                                               $3.00 per share.
Use of proceeds..............................................  The proceeds of this offering will be used by us to finance additional vehicles, for marketing, promotion and
                                                                       advertising and for working capital.


                              CONCURRENT OFFERING

Shares of common stock being offered by selling
shareholder.........................................................   200,000 shares
Plan of distribution ...............................................   Concurrent with our offering, a selling shareholder is
                                                                       offering for sale shares of our common stock. The selling
                                                                       shareholder may sell its shares in the open market or in
                                                                       privately negotiated transactions and at market prices,
                                                                       fixed prices or negotiated prices.
Use of Proceeds ....................................................   We will not receive any of the proceeds from the sale of
                                                                       shares of our common stock by the selling shareholder.

                          SUMMARY FINANCIAL INFORMATION

         The following selected historical financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements, related notes and other financial information included elsewhere in this prospectus. The balance sheet data as of June 30, 2001 and March 31, 2002 and the statements of operations data for the year ended June 30, 2001 and the nine months ended March 31, 2002 are derived from our financial statements. The financial statements as of June 30, 2001 and for the year then ended have been audited by Asher & Company, Ltd. and are included in this prospectus. The balance sheet data as of June 30, 2000 and the statements of operations data for the year ended June 30, 2000 are also derived from our financial statements. The financial statements as of June 30, 2000 and for the year then ended have been audited by Donohue, Gironda & Doria and are included in this prospectus. Historical results are not necessarily indicative of future results.

BALANCE SHEET DATA

                                                June 30, 2001         March 31, 2002
                                              -----------------     ---------------------
                                                                         (Unaudited)
Cash                                          $         1,480        $          964
Deferred lease costs (net of accumulated
amortization)                                          33,445                34,976
Total assets                                           99,304               230,844
Long-term notes payable                                22,501                20,735
Total Liabilities                                      99,305                64,428
Stockholders' (deficit), equity                            (1)              166,416

STATEMENT OF OPERATIONS DATA

                                                          June 30,                             March 31,
                                              -------------------------------      ---------------------------------
                                                  2001              2000               2002                 2001
                                              -------------     -------------      -------------       -------------
                                                                                    (unaudited)         (unaudited)
Revenue                                       $   83,022        $   30,326          $    91,213        $     53,839
Vehicle Expense                                   50,248            30,466               72,014              35,476
Interest Expense                                  (4,554)           (2,636)              (7,616)             (3,259)
Net Loss                                         (43,013)          (29,559)            (251,707)            (20,004)
Loss per share-
   Basic and diluted                          $     (.01)       $     (.01)         $      (.05)       $       (.00)

                                  RISK FACTORS

         You should carefully consider the following risk factors and all other information contained in this prospectus before investing in our securities. Investing in our securities involves a high degree of risk. Any of the following risks could adversely affect our business, financial condition and results of operations and could result in a complete loss of your investment. The risks and uncertainties described below are not the only ones we may face.

RISKS RELATED TO OUR BUSINESS

We have experienced operating losses since we commenced business operations.

         Although we were incorporated in June 1995 and commenced operations in July 1998, we have had net losses in each year of our operations. For the nine months ended March 31, 2002 and the fiscal years ended June 30, 2001 and 2000, our net losses from operations were $251,707, $43,013 and $29,559, respectively. Although it is our belief that we will become profitable in fiscal 2003, there can be no assurance that we will obtain profitability in the foreseeable future.

Going concern.

         The report of our independent auditors included in this filing indicates a doubt as to our ability to continue as a going concern due to our history of limited working capital and net losses and our current financial obligations (including our obligations under our current vehicle and equipment leases). Although we believe that the proceeds of this offering and the revenues we will generate from our operations will sustain us for the next twelve months, if we experience continued losses or do not otherwise have enough working capital, we would need to obtain additional financing to keep our business operating. Continued losses and/or the lack of such financing could cause our business to fail.

We have relied on outside financing to implement our revenue and operations.

         Since our inception, our operations have been financed through advances from our founder and chief executive officer, Darryl A. Nowak, our line of credit and from the revenue generated by our automobile rentals. Although we have historically relied on the financial assistance of our chief executive officer, we believe that the proceeds from this offering and the revenues we will be able to generate from our operations will provide sufficient cash to fund our operations, our projected growth and our obligations for the next twelve months. Further expansion of our operations beyond our current plans would require additional funds, possibly in the form of debt or equity financing. There can be no assurance that such financing would be available on terms favorable or acceptable to us as and when needed. The inability to obtain such financing could cause our business to fail.

We face significant competition.

         The automobile rental industry and some of the markets in which we operate are highly competitive. Our competition consists of companies that provide service on national, regional and local levels. These companies range in size from small and local "boutique" operations (which have few employees, small fleets of automobiles and limited financial resources) to large publicly-held companies (which have many employees, numerous locations, large fleets of automobiles and significant capital resources). We believe that we service a niche market and that we do not compete directly with the larger national or local automobile rental companies, such as Hertz Corporation, Avis, National, Budget or Thrifty, because these companies typically offer standard makes and models of automobiles (such as Ford Taurus and Chevrolet Lumina). Most of the larger vehicle rental companies do not focus their efforts on the niche market of providing luxury automobiles for rent. However, Hertz Corporation recently launched what it calls its Prestige Collection, which we believe is indicative of the growing market for luxury rentals.

         Our most significant competition is from local "boutique" providers whose operations are focused on vacation destinations. We believe that our competition is not significant in the Northeast because no other companies provide luxury automobile rental services in this area; however, in the Southeastern and Western regions of the United States (where we have recently expanded our operations), we face greater competition because there are more "boutique" providers of luxury rental automobiles focused on the vacation destination cities and resorts in these areas. We compete primarily on the basis of our customer service and price. We believe that we are able to contend with our competition by offering high quality luxury automobiles at prices comparable to or lower than our competitors.

We depend upon our chief executive officer and his loss or unavailability could put us at a competitive disadvantage.

         Our success depends largely on the skills, experience and reputation of our founder and chief executive officer, Darryl A. Nowak. Mr. Nowak has been instrumental in developing our business and in structuring our strategic alliances. The loss or unavailability of Mr. Nowak for any significant period of time could have a material adverse effect on the business, operations, prospects and financial condition of our company. We have entered into an employment agreement with Mr. Nowak for a term of three (3) years. See "Executive Compensation-Employment Agreements" and "Directors, Executive Officers, Promoters and Control Persons."

Our founder and chief executive officer controls our company.

         Prior to this offering, Darryl A. Nowak, our company's founder and chief executive officer, owned 87.1% of our outstanding common stock. Following this offering, Mr. Nowak will own 81.2% of our outstanding common stock (assuming no exercise of the warrants included in the units being offered by us). Therefore, Mr. Nowak will continue to be able to elect a majority of the board of directors and will continue to control our business, operations and policies upon completion of this offering. See "Dilution" and "Security Ownership of Certain Beneficial Owners and Management."

Economic conditions and changes in interest rates impact the profitability of our business.

         Our business may be significantly impacted by down turns in the economy and changes in interest rates. If general economic conditions weaken, our ability to generate new rental business may decrease and the rate of defaults on existing rentals may increase, which could adversely affect our business. We believe, however, that in economic down-turns, we may experience increased business as customers who would otherwise buy luxury vehicles determine to rent these vehicles to avoid the significant outlays of cash associated with purchases of luxury automobiles and the obligations associated with financing the purchase of luxury automobiles.

         Since we have borrowed money to finance the leases on the automobiles that we rent to our customers, increases in interest rates may significantly impact our business. To the extent that our financing facilities are subject to variations in interest rates and to the extent that we continue in the future to finance the leasing of new automobiles, increases in the applicable interest rates will increase the amount of interest we pay on the automobiles we lease and the money we borrow, and our profit margins will decrease, which could adversely affect our business.

Maintaining a luxury auto fleet is a capital intensive business.

         Our revenue to date has been related directly to the volume of luxury automobiles in our fleet. We currently have only twelve vehicles and one motorcycle in our fleet. Our growth depends on our ability to add more vehicles to our fleet for rent. Although we intend to use a portion of the proceeds of this offering to finance our acquisition of additional leased vehicles for our fleet (in order to continue to increase our rental business and to enter into new regions), we may require access to additional short and long term credit in the future in order to continue to lease vehicles from vehicle manufacturers and commercial leasing companies. In such event, we may require additional financing from banks, manufacturer-related financial institutions and commercial leasing companies. There can be no assurance that we will be able to obtain additional financing when needed or, to the extent such financing is available, to obtain financing on acceptable terms. In the event that we require such financing, we would be adversely effected if we were unable to continue to secure sufficient and timely financing on acceptable terms; in such event, our business could fail.

RISKS ASSOCIATED WITH OUR SECURITIES

Since our securities have never been traded, prices for our common stock may vary or decline after the offering.

         There is no public market for any of our securities and no assurance can be given that a market will develop or that any shareholder will be able to liquidate his investment without considerable delay, if at all. If a market for any of our securities should develop, the prices for these securities may be highly volatile. Our sale of the units and sales of common stock owned by shareholders of our company (including the selling shareholder) into the market may cause the market price of our common stock to fall. Factors such as those discussed in this "Risk Factors" section may have a significant impact on the market price of our securities. The following factors will add volatility to the price of our common stock:

         . actual or anticipated variations in our quarterly operating results

         . new sales formats or new products or services offered by us or our competitors

         .    conditions or trends in the auto finance industry in general

         . announcements by us or our competitors of significant acquisitions, strategic partnerships or joint ventures

         .    our capital commitments

         .    additions or departures of our key personnel

         .    sales of our common stock

         There is no underwriter engaged in connection with this offering and there can be no assurance that any brokerage firm will act as a market maker of our securities. Due to the anticipated volatility of our common stock, brokerage firms may not be willing to effect transactions in our common stock. Even if a purchaser finds a broker willing to effect transactions in our common stock, the combination of brokerage commissions, state transfer taxes, if any, and other selling costs may exceed the selling price.

We do not intend to pay dividends to our shareholders.

         We have never paid any dividends to our shareholders. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future. If we determine that we will pay dividends to the holders of our common stock, there is no assurance or guarantee that such dividends will be paid on a timely basis.

Management has broad discretion in using the proceeds of the offering.

         We expect to use the net proceeds of this offering to finance the acquisition (through leases) of additional automobiles to increase our fleet of rental vehicles, for marketing, promotion and advertising and for working capital. Our management, however, has broad discretion over the actual use of the proceeds of this offering and may therefore determine to reallocate the use of proceeds. There may be available in the future limited information about the specific use of the funds we receive from our offering.

Investors will be subject to immediate and substantial dilution in the net tangible value per share of their shares after completion of the offering.

         Our pro forma net tangible book value per share prior to our offering is approximately $.03. After the offering, we expect our net tangible book value per share to be approximately $.18. There will be an increase in the net tangible book value per share for our existing stockholders of approximately $.15. There will be dilution to investors in the net tangible book value per share of approximately $2.32. In addition, our founder has paid approximately $.03 per share for the 4,877,740 shares of our common stock that he owns, whereas the investors will have paid $2.50 per share for their shares. See "Dilution."

We may issue additional shares of our common stock without shareholder consent, which will dilute investors' percentage interest in our company.

         Our articles of incorporation permit the issuance of additional shares of common (and preferred) stock as determined from time to time by management of our company. Accordingly, we may issue additional shares of common stock or other securities in the future in connection with acquisitions and other financing transactions. Our management will have the right to determine the number of shares that we issue and the consideration or purchase price per share for such issuances without the consent or approval of shareholders or the investors in this offering. As an investor in this offering, you would not have anti-dilution rights (to purchase shares of our common stock in connection with any subsequent issuance or offering in order for you to maintain their percentage of ownership of our company). The issuance of additional shares of our common stock will have the effect of diluting a shareholder's interest in our company, thereby reducing the percentage of our company that such shareholder owns.

Penny stock regulations may impose certain restrictions on marketability of our securities.

         The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) or exercise price of less than $5.00 per share, subject to certain exceptions. As a result, our common stock is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our securities and may affect the ability of investors to sell our securities in the secondary market and the price at which such investors can sell any such securities.

         Shareholders should be aware that, according to the Securities and Exchange Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

            . control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;
            . manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;
            . "boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;
            . excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

         Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, our management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our common stock.

State blue sky laws may impose significant restrictions on the resale of our stock.

         Each state has its own securities laws, known as "blue sky laws," which: (a) limit sales of securities to a state's residents unless the sale of the securities is registered in that state or qualifies for an exemption from registration; and (b) govern the reporting requirements for broker-dealers and stock brokers doing business directly or indirectly in the state. Before a security is sold in a state, the sale and the broker executing the sale must have been registered in that state or there otherwise must have been an exemption applicable to the sale thereby exempting the transaction from the state's registration requirements. We have registered the sale of our common stock in Connecticut, New York and Pennsylvania, however, we do not know whether we will register the sale of our common stock in additional states. Determinations regarding registration in other states may be made by the broker-dealers, if any, who agree to serve as the market-makers for our stock. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. Investors in this offering should consider the secondary market for our securities to be limited given that investors may be unable to resell their stock or may be unable to resell without the significant expense of state registration or qualification.

The offering price of the units was not determined on the basis of our earnings, book value or any other financial criterion of value.

         The offering price of the units, the value of the underlying shares of common stock and the exercise price of the warrants have been arbitrarily determined by us and are not based on our earnings, book value, net worth or other financial statement criteria of value. Additionally, the offering price of the shares of common stock being offered by the selling shareholder will be determined by such shareholder in its sole discretion. The factors considered by us in determining the offering price of the units and the exercise price of the warrants included an evaluation of the history of and prospects for the industry in which we compete and the prospects for our future earnings. Such factors are entirely subjective, and no representations are made herein as to any objectively determinable value of the securities offered in this offering.

                                 USE OF PROCEEDS

         We estimate that the net proceeds from our offering will be approximately $900,000. We expect to use such proceeds approximately as follows:

------------------------------------------------------------------------------------------------------------------
                                             Approximate Amount of              Approximate Percentage of
                                                   Proceeds                               Proceeds
------------------------------------------------------------------------------------------------------------------
Lease of Additional Vehicles                $600,000                         67%
------------------------------------------------------------------------------------------------------------------
Marketing, Promotion and Advertising        $100,000                         11%
------------------------------------------------------------------------------------------------------------------
Working Capital                             $200,000                         22%
------------------------------------------------------------------------------------------------------------------

         The amounts set forth above are estimates and management of our company has broad discretion with respect to application of the proceeds of this offering. See "Risk Factors." Should a reapportionment or reallocation of funds be determined by the board of directors to be in the best interests of our company, the actual amount expended to finance any category of expenses may be increased or decreased. The proceeds of this offering that are not expended immediately may be deposited in interest bearing accounts, or invested in government obligations, certificates of deposit or similar short term, low risk investments.

         We will not receive any of the proceeds from the sale of shares of our common stock owned by the selling shareholder. See "Concurrent Offering."


                                    DILUTION

         Net tangible book value consists of total assets minus intangible assets and liabilities divided by the total number of common shares outstanding. Our company has no shares of preferred stock outstanding and no options issued and outstanding.

         a) At June 30, 2001, we had a negative net tangible book value of $(1.00) or less than zero per share;

         b) Assuming consummation of this offering, we will have a net tangible book value of $1,066,416 or $.18 per share. This represents an immediate increase to existing shareholders in net tangible book value of approximately $.15 per share and an immediate dilution to new investors of $2.32 per share. See "Risk Factors." "Dilution" represents the difference between the offering price per share and the net tangible book value per share of common stock at March 31, 2002, after giving effect to the sale of the shares of common stock offered hereby. The following table illustrates the dilution in net tangible book value per share to new investors as of March 31, 2002, assuming that all of the units being offered by us are sold and none of the warrants included in the units are exercised.

--------------------------------------------------------------------------------
Offering price ....................................................  $     2.50
--------------------------------------------------------------------------------
Net tangible book value before offering ...........................  $  166,416
--------------------------------------------------------------------------------
Increase in net tangible book attributable to new investors .......  $  900,000
--------------------------------------------------------------------------------
Pro forma net tangible book value after the offering ..............  $1,066,416
--------------------------------------------------------------------------------
Dilution in net tangible book value to new investors ..............  $     2.32
--------------------------------------------------------------------------------

     The following table summarizes the differences between existing shareholders and new investors with respect to the number of shares of common stock purchased from our company, the total cash consideration paid, and the average cash consideration per share of common stock paid, assuming all of the units being offered by us are sold and none of the warrants included in the units are exercised.

---------------------------------------------------------------------------------------------
                            Number of                                              Average
                              Shares                  Total Consideration         Price Per
                            Purchased     Percent   Amount           Percent       Share
---------------------------------------------------------------------------------------------
Existing Shareholders       5,600,000     93%       1,051,804        51%          $ .18
---------------------------------------------------------------------------------------------
New Investors                 400,000      7%       1,000,000        49%          $2.50
---------------------------------------------------------------------------------------------

                               CONCURRENT OFFERING

     The registration statement of which this prospectus is a part also includes an alternate prospectus relating to the offering of 200,000 shares of common stock by the selling shareholder. All of the 200,000 shares of common stock may be sold, after the closing of the offering, in the open market, in privately negotiated transactions or otherwise.

     We will not receive any of the proceeds from the sale of the 200,000 shares of common stock by the selling shareholder. Although the selling shareholder will not sell its shares prior to the completion of our offering, sales of shares of common stock by the selling shareholder or the potential of such sales may have a material adverse effect on the market price of our common stock. See "Risk Factors."

                              PLAN OF DISTRIBUTION

Escrow of Offering Funds

     We are offering 400,000 units on a "best efforts, all-or-none" basis. The units are being offered directly by us to the public. No underwriter is participating in our offering. Pending completion of our offering, the funds we receive will be deposited in an escrow account at Continental Stock Transfer and Trust Company. If all of the units are not sold within 60 days of the date hereof, all funds received by us will be refunded to subscribers in full without interest thereon (unless the offering is extended by us for an additional 30 days, in which case, the funds received by us will be refunded upon expiration of the additional 30 day period). Each subscriber will receive from us confirmation of its subscription to purchase the units with instructions to forward funds to Continental Stock Transfer and Trust Company, Two Broadway, New York, New York 10004. All of the proceeds of this offering will be deposited in the escrow account by noon of the business day immediately following the day of receipt. All subscriber checks must be made payable to "Continental Stock Transfer and Trust Company, as escrow agent for AutoExotica International, Ltd." During the period of escrow, subscribers will not be entitled to a refund of their subscriptions. If at the end of the offering period, all of the units have been sold, all funds in the escrow account will be released to our company.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Officers and directors

     The names and ages of our directors and executive officers are set forth below. All directors are elected annually by our shareholders to serve until the next annual meeting of the shareholders and until their successors are duly elected and qualified. Officers are elected annually by the board of directors to serve at the pleasure of the board.

----------------------------------------------------------------------------------------------
Name                  Age   Position(s) with AutoExotica
----------------------------------------------------------------------------------------------
Darryl A. Nowak       38    Chief Executive Officer, Chief Accounting Officer and President
----------------------------------------------------------------------------------------------
Elaine Nowak          39    Executive Vice President and Secretary
----------------------------------------------------------------------------------------------

Background of Executive Officers, Directors and Significant Employees

Darryl A. Nowak: Darryl A. Nowak, has served as our Chief Executive Officer, Chief Accounting Officer and President and as a director since our inception. Mr. Nowak has over ten year's experience as an entrepreneur and executive officer. Mr. Nowak has significant management and marketing experience. From 1982 to 1992, Mr. Nowak was employed by Comex et Cie, a Marseilles, France based oil and gas conglomerate, where he was engaged as an offshore diving supervisor in the companies underwater marine operations in Australia, Southeast Asia and Mexico. Mr. Nowak has been instrumental in founding, organizing, developing and promoting the business of our company. Mr. Nowak will continue to devote his full time to the business of our company. See "Executive Compensation-Employment Agreements."

Elaine Nowak: Elaine Nowak, has served as our Executive Vice President, Secretary and as a director since our inception. Ms. Nowak has been instrumental in organizing, developing and promoting the business of the company. Ms. Nowak has substantial management, finance and banking experience. From 1980 to 1988, she held various positions in the banking industry. Ms. Nowak has and will continue to devote her full time to the business of the company.

                             EXECUTIVE COMPENSATION

Compensation of Directors and Executive Officers

     Our directors are entitled to receive reasonable out-of-pocket expenses incurred in attending meetings of the board of directors but are not compensated for their service as directors. We intend to pay non-cash consideration in the form of options to directors. In the future, we may elect a cash payment as well as a non-cash consideration. The board held four (4) meetings during the last fiscal year and each director attended all of these meetings.

Committees

     Given the limited size of the board of directors to date, we have not established subcommittees. The board of directors performs the role of the audit, compensation and nominating committees and is entrusted with the overall management decisions of the company.

Employment Agreements

     We recently entered into an employment agreement with Darryl A. Nowak. Mr. Nowak has agreed to serve as our Chief Executive Officer, Chief Accounting Officer and President. The employment agreement provides for Mr. Nowak to receive an annual salary of $85,000, subject to a ten (10) percent annual increase and bonuses at the discretion of the board of directors. Mr. Nowak's agreement expires on April 30, 2005 (subject to earlier termination for cause). To date, Mr. Nowak has not drawn any salary. As an executive officer of our company, Mr. Nowak is entitled to receive stock options under our stock option plan. In addition, under the terms of his employment agreement, Mr. Nowak is entitled to participate in all medical, pension and other benefit plans that we may establish from time to time for our senior executives. Mr. Nowak's employment agreement is terminable by us for cause (i.e., conviction of a felony, willful misconduct, dishonesty or material breach of the agreement) at any time or in the event that Mr. Nowak becomes disabled and is unable to perform his duties under his employment agreement for more than 90 consecutive days or for more than 120 days during any twelve (12) month period.

     Elaine Nowak is employed by the company on an "at-will" basis. Ms. Nowak's current salary is $45,000.

Stock Option Plans and Agreements

     We recently adopted the AutoExotica Incentive Stock Option Plan pursuant to which we may grant options to purchase up to 1,000,000 shares of our common stock. The stock option plan provides for the grant of options which qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, to officers and employees of our company and non-qualified options to officers, directors, employees and consultants of our company. An aggregate of 1,000,000 shares of our common stock is reserved for issuance under the stock option plan (subject to adjustment in the event of our declaration of stock dividends, stock splits, reclassifications and the occurrence of other similar events). No options have been granted to date.

     The stock option plan is to be administered by our board of directors or a committee established by the board of directors. The board of directors (or the committee) determines the persons to whom options are granted, the number of shares of our common stock subject to an option, the period during which options may be exercised and the exercise price thereof.

     The exercise price of each share of our common stock covered by an option is determined by our board of directors (or the committee), provided that the exercise price for any incentive option may not be less than the "fair market value" of the shares of common stock at the time of grant, and provided that if an incentive option is granted to an optionee who owns more than ten percent (10%) of the voting power of the capital stock of our company, the minimum exercise price of such option may not be less than one hundred ten percent (110%) of the "fair market value" of the our common stock on the date of grant, determined in accordance with the stock option plan.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information, as of May 14, 2002, with respect to the beneficial ownership of the outstanding shares of our common stock, $.001 par value, plus, where relevant for particular beneficial owners, shares which such beneficial owner has the right to acquire by (i) any holder known to us owning more than five percent (5%) of the outstanding shares; (ii) our officers and directors; and (iii) the directors and officers of our company as a group.

-----------------------------------------------------------------------------------------------------------
                                                            Percentage (%) of
                                      Number of Shares of    Ownership before         Percentage (%) Of
    Name of Beneficial Owner             Common Stock          Offering         Ownership After Offering/(1)/
-------------------------------------------------------------------------------------------------------------
Darryl Nowak (2)                      4,877,774             87.1%               81.2%
C/o AutoExotica International, Ltd
927 Broadway, Suite 2
Bayonne, N.J. 07002
-------------------------------------------------------------------------------------------------------------
Abingdon Associates                     600,000             10.7%                 10%
P.O. Box 89
RR1, Route 216
Poughquag, N.Y. 12570
-------------------------------------------------------------------------------------------------------------

(1) Assumes issuance of shares of common stock included in the units but no exercise of warrants included in the units.
(2) Mr. Nowak is the founder, Chief Executive Officer, Chief Accounting Officer and President of AutoExotica.

                                    BUSINESS

Summary

     AutoExotica is in the business of renting luxury, exotic and high-performance automobiles and motorcycles to individuals and businesses throughout the United States. Originally incorporated in the State of New Jersey on June 16, 1989, AutoExotica was reincorporated in the State of Nevada on June 13, 1995. In January 2001, we effected a 4.87774-for-one stock split pursuant to which all of our 1,000,000 shares of then-issued and outstanding common stock were converted into 4,877,740 shares of common stock. See Note F to the Financial Statements included elsewhere in this prospectus.

     We commenced our operations in July 1998, concentrating our efforts in the New York and Washington, D.C. metropolitan areas. Focused initially on providing rental services in the Northeastern region of the United States, we have expanded our service to include parts of the Southeastern and Western regions of the United States. See "Strategic Alliances" below.

     Our business was created to respond to what we believe is a strong and continually increasing public interest in experiencing the pleasure of driving high performance luxury vehicles. We offer top of the line automobiles from manufacturers such as Mercedes Benz, Porsche, Ferrari and BMW. We believe that the increasing demand to drive luxury vehicles is evidenced by the recent launch by the Hertz Corporation, a large national competitor, of its Prestige Collection. See "Risk Factors - Competition" and "Business - Competition."

     Our principal executive offices are located at 927 Broadway, Suite 2, Bayonne, New Jersey 07002. Our telephone number is (201) 437-6238, our website address is www.autoexoticarentals.com and our email address is
           --------------------------
exotorent@aol.com.
-----------------

Operations

     We rent our vehicles to individuals and businesses. Customers of the company include brokerage firms, advertising agencies, hotels, vacation resorts, airlines and travel agencies. We make our vehicles available to our customers on a short-term and long-term basis. A short-term rental period is typically one or two days, while long-term rentals may run for a period of up to four (4) weeks. Subject to certain arrangements that we have made with our strategic alliance partners (see "Strategic Alliances" below), our rental rates range from $295 per day (for a Porsche Boxter) to $1,200 per day (for a Ferrari F355).

     Our operations are principally conducted out of our executive offices in Bayonne, New Jersey. Our operations in the Northeast are supported by the fleet of automobiles that we maintain in our facilities in New Jersey. It is our practice to deliver our automobiles directly to the customer following a phone reservation made by the customer or our referral source. At the time of reservation, prices and terms are agreed to and payments are made by cash or credit card. Upon delivery of the reserved vehicle to our customers, our customers execute rental agreements. We also maintain vehicles in Florida, Colorado, Nevada and Arizona in connection with our agreements with our strategic alliance partners. See "Strategic Alliances" below.

     We lease the vehicles that we rent to the public from vehicle manufacturers and commercial leasing companies. Our leases are typically financed by banks, manufacturer-related financing companies and commercial leasing companies. The leases range in term from three (3) to four (4) years and in monthly payments from $493 to $1,573. We maintain liability insurance on all of the vehicles we lease and we are responsible under the leases for all maintenance and repair.

Business Strategy

     A significant portion of our business is derived from referrals from prestigious hotels and resorts. We work with the concierge services at several national hotels (such as the Four Seasons) who refer their clientele to us. We have recently expanded our business relationships to include strategic alliances with a private membership club and A&K Registry, a luxury properties registry. See "Strategic Alliances" below.

     It is our business strategy to expand our operations by:

     .  increasing our fleet of vehicles
     .  increasing the number of locations in which we operate
     . expanding our existing relationships with strategic alliance partners . entering into new agreements with additional luxury products and service providers

     We intend to use a portion of the proceeds of this offering to finance the acquisition of additional leased vehicles, thereby increasing the number of vehicles that we maintain in our fleet. This will enable us to rent more vehicles from our existing locations, to provide additional vehicles to our strategic alliance partners and to provide new locations with rental vehicles. It is also part of our business plan to expand our operations by increasing our marketing, promotional and advertising activities and by continuing to enter into agreements with luxury product service providers. It is our belief that increased marketing and promotion will implement our current referral business.

Marketing

       Implementation of a strategic marketing and advertising program is an important part of our business and growth strategy. We have not previously had the financial resources to implement such a program and have focused our efforts on growing our business by encouraging repeat business and referrals. A portion of the proceeds of our offering are intended to finance our marketing initiatives. Following completion of this offering, we will implement a strategic plan that includes:

       . placement of print ads in national publications such as the Wall Street Journal and Town & Country Magazine, local publications such as Palm Beach Illustrated and industry-specific magazines, such as airline (in flight) magazines and vacation magazines
       . preparation and distribution of brochures and flyers to luxury hotels, spas, resorts and travel agencies in key metropolitan and resort destination cities such as Palm Beach, Florida, Aspen, Colorado and Scottsdale, Arizona
       . creation of a website with on-line reservation and confirmation capabilities, which may be used by resort clients, business clients and airline clients and will have instantaneous "real-time" information and assistance on our latest vehicle offerings, pricing packages, promotions, vehicle availability and alternative vehicle options
       . implementation of print and on-line promotional programs that will provide commercials about and links to our resort and other strategic alliance partners

Strategic Alliances

       In August 2001, we entered into a series of agreements with Private Retreats, LLC, a private membership club, providing for our membership in the club and cooperative marketing efforts between our company and the club. Under the terms of our membership agreement with the club, Private Retreats, LLC issued a bond in the amount of $150,000 (evidencing a refundable membership deposit) plus $2,825 of prepaid membership dues in exchange for our issuance to the club of 122,260 shares of our common stock. Under the terms of our cooperative agreement with Private Retreats, LLC, we have agreed to lease (for a period of up to thirty (30) days in the aggregate) at least three (3) automobiles to the club on a monthly basis for use at its resorts in Vail, Colorado, Las Vegas, Nevada and Scottsdale, Arizona. In exchange for our provision of luxury automobiles in Vail, Las Vegas and Scottsdale, Private Retreats, LLC has agreed to pay a retainer of $1,500 per month for thirty (30) days of vehicle usage (subject to a fifty dollar ($50) per day increase in the event that additional rental days are requested). We have also agreed to lease a luxury automobile to the president of the club at a lease price equal to our direct costs. In addition, under the terms of the cooperative agreement with Private Retreats, LLC, we have agreed to enter into a cross-marketing agreement with the club and to issue warrants to purchase shares of our common stock following completion of the offering described in this prospectus. The terms of these agreements have not been finalized but will be negotiated and set forth in the final agreements. The cooperative agreement with Private Retreats, LLC is terminable upon thirty (30) days' prior written notice.

       In October 2001, we entered into an agreement with Global Registry, LLC to cross-market our luxury automobile leasing services to the members of an elite registry known as the A&K Registry. The A&K Registry was established by Global Registry in alliance with Abercrombie & Kent, a luxury adventure travel and tour operator. Members of the A&K Registry are owners at private residence clubs and other elite properties around the world. The A&K Registry offers its members a portfolio of luxury properties, travel packages, transportation (jets, yachts and automobiles - through

AutoExotica) packages and sports and entertainment event venues. Under the agreement, we have agreed to make our automobiles available to members of the A&K Registry at a discounted rate from our customary retail prices and to pay the registry a marketing fee based on a percentage of the gross rental sales revenue we receive on automobiles leased by members of the registry. The term of our agreement with the A&K Registry is three (3) years, subject to earlier termination.

Competition

       The automobile rental industry and some of the markets in which we operate are highly competitive. See "Risk Factors." Our competition consists of companies that provide service on national, regional and local levels. These companies range in size from small and local "boutique" operations (which have few employees, small fleets of automobiles and limited financial resources) to large publicly-held companies (which have many employees, numerous locations, large fleets of automobiles and significant capital resources). We believe that we do not compete directly with the larger national or local automobile rental companies, such as Hertz Corporation, Avis, National, Budget or Thrifty because these companies typically offer standard makes and models of automobiles (such as Ford Taurus and Chevrolet Lumina). Most of these larger companies do not focus their efforts on providing luxury automobiles for rent. However, Hertz recently launched what it calls its Prestige Collection, which we believe is indicative of the growing market for luxury rentals.

       Our most significant competition is from local "boutique" providers whose operations are focused on vacation destinations. We believe that our competition is not significant in the Northeast because no other companies provide luxury automobile rental services in this area; however, in the Southeastern and Western regions of the United States (where we have recently expanded our operations), we face greater competition because there are more "boutique" providers of luxury rental automobiles focused on the resorts in these areas. We compete primarily on the basis of customer service and price and believe that we are able to contend with our competition by offering high quality luxury automobiles at comparable or lower prices than our competitors.

Employees

       As of April 30, 2002 we had two (2) full-time employees. It is our intention to hire up to four (4) additional employees over the next twelve (12) months. None of our employees are represented by a labor union and we have not experienced any work stoppages. We consider our employee relations to be good.

Regulation

       Our operations are subject to some governmental regulations, including those relating to price regulation, advertising, labor matters, charge card and credit matters and environmental protection. Our operations could be adversely effected by any limitation in the fuel supply or by the imposition of mandatory allocation or rationing regulations. Although we have not experienced any such constraints or disruptions to date, in the event of severe disruption of fuel supplies, the operations of companies in the business of renting vehicles could be adversely effected.

       The environmental, legal and regulatory requirements applicable to our business relate to the operation and maintenance of automobiles generally. The use of automobiles (and other vehicles) is subject to various governmental requirements designed to limit damage to the environment, including vehicle emissions and noise. Generally, the requirements of these kinds of regulations are met by vehicle manufacturers, however, we may be required from time to time to take measures to comply with such regulations (such as vehicle emissions testing and minor vehicle repair).

Facilities

       We currently rent office and garage/warehouse space in Bayonne, New Jersey on a month-to-month basis. We believe that our current facilities are adequate to support our operations and will provide adequate space during the period of our currently anticipated growth; however, as we continue to grow our business, additional space may be required. In the event that we require alternate or additional space, based on the current commercial market, we believe that there would be adequate space available for us to rent on competitive terms.

Legal proceedings

       There are no material legal proceedings pending to which AutoExotica is a party, and we are unaware of any contemplated material legal actions against us.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS


Overview and Background

       Our company is a relative newcomer to an intensely competitive business. Our operations commenced in 1998 in a limited geographical area. As of the date of this prospectus, we have a total of only twelve (12) vehicles available for rent by our customers. Our business plan envisions the expansion of our business by increasing our fleet of rental vehicles and by attracting additional customers by means of effecting strategic alliances with companies having access to a substantial customer base. In order for our business plan to be successful, we must be able to finance the acquisition of additional vehicles, attract additional customers, compete with other luxury vehicle rental providers (including the larger and well-established entities to the extent that they enter into and focus on this niche market), and expand into diverse geographical areas. This requires the infusion of capital, the ability to attract and retain competent managerial personnel and the success of a directed campaign to attract additional strategic alliance partners.

       Our sole business and source of revenue is derived from the rental of high performance automobiles and motorcycles. Our revenue is derived primarily from rental fees. Our expenses consist of direct operating expenses; depreciation expenses relating to our revenue earning vehicles; general and administrative expenses; and interest expenses relating to our need for borrowed funds. Our ability to earn profits is directly related to the volume and pricing of rental transactions and the turnover ratio of our vehicle fleet. Any significant change in the cost of operation of our vehicle fleet will impact directly upon our ability to generate a profit. Our ability to adjust our pricing to reflect such cost changes is crucial to our profitability. Our business requires significant expenditures for our vehicle fleet and we require liquidity to augment our fleet.

       Our basic business strategy revolves around the belief that there exists a niche market for the business of renting luxury, exotic and high performance vehicles and motorcycles to individuals and businesses. We believe that there is a strong and increasing interest in driving high-performance luxury vehicles. We feel that will be able to compete successfully in this niche market if we are adequately financed. It is our belief that the successful completion of the offering described in this prospectus will permit us to realize the next stage of our anticipated growth. In order to be successful, we believe we must concentrate our efforts on the development and cultivation of our strategic alliances. Rather than expending any significant percentage of the anticipated proceeds of our offering on general advertising, we believe that increasing the number of our strategic alliances will produce the additional customer base we require to be successful. We intend to increase our strategic alliances (and, therefore, our customer base) by increasing our fleet of vehicles, adding to our geographical locations, and offering personalized services to the customers represented by our strategic alliance partners.

       The success of our business is dependent upon our belief that there exists a substantial niche market for high-performance vehicles. Unlike our competitors, we are not constrained to offer high-performance vehicles produced by any single automobile manufacturer. We believe that our ability to offer the reservation of a specific luxury vehicle combined with personalized services will attract a significant customer response. Our personalized services will include specific model reservation capability, free pick-up and return availability, and customer accommodation services. We intend to target, in association with our strategic partners, major tourist and business markets. Although business travel has remained at diminished levels, reflecting a decrease in corporate spending, we have not experienced any substantial decline in revenue in 2002, compared with comparable periods in 2001, due to the effect of the terrorist activities and reduced corporate travel spending.

Results of Operations for the Years Ended June 30, 2001 and June 30, 2000

       Revenues for the year ended June 30, 2001 were $83,022 compared to $30,326 for the year ended June 30, 2000, an increase of $52,696 or 174%. The primary reason for the increase in revenues was that we increased the number of vehicles that we maintain in our fleet thereby increasing the number of lease transactions that we completed. Increased capacity has enabled us to respond to an increasing number of requests for our vehicles.

       Operating expenses consist primarily of vehicle expense, depreciation and amortization of computer equipment, warehousing expenses, insurance premiums, salaries and payroll, and general and administrative expenses. Total operating expenses increased significantly to $121,481 for the year ended June 30, 2001 from $57,249 for the year ended June 30, 2000. The overall increase in total operating expenses was primarily attributable to significant increases in the following categories: vehicle expense (additional lease commitments on new vehicles for our rental fleet), insurance (an increase in premiums for coverage of newly leased vehicles) and general and administrative expenses (resulting from increases in professional fees relating to this offering).

       Vehicle expense increased by 65% from $30,466 for the year ended June 30, 2000 to $50,248 for the year ended June 30, 2001. The increase in vehicle expense was directly related to an increase in the number of vehicles we lease for use in our rental fleet. During the year ended June 30, 2001, we leased nine
(9) new vehicles, increasing our fleet to twelve (12) vehicles available for rent.

       Depreciation and amortization of computer equipment decreased slightly from $5,940 for the year ended June 30, 2000 to $5,907 for the year ended June 30, 2001.

       Consistent with increases in the other categories of operating expenses, warehousing expense increased from 2000 to 2001. Our expenses for warehousing of the vehicles that we rent increased from zero for the year ended June 30, 2000 to $6,408 for the year ended June 30, 2001. This increase was primarily the result of our having increased the number of vehicles that we lease for rent to the public.

       Insurance expense increased 33% from $6,044 for the year ended June 30, 2000 to $8,037 for the year ended June 30, 2001. The increase in insurance expense was primarily due to an increase in the amount of insurance that we carry on our vehicles based on the increase in the number of vehicles we maintain in our rental fleet and customary (periodic) increases in premiums on our existing insurance policies.

       We paid our executive vice president, Elaine Nowak, $8,133 in salary during fiscal 2001; accordingly, salaries and payroll taxes increased from 2000 to 2001. However, general and administrative expenses increased significantly during the same period. General and administrative expenses increased 189% from $14,799 for the year ended June 30, 2000 to $42,748 for the year ended June 30, 2001. This increase was primarily the result of an increase in professional fees relating to this offering.

       Interest expense was $4,554 for the year ended June 30, 2001 compared to $2,636 for the year ended June 30, 2000. The 73% increase in interest expense from 2000 to 2001 was primarily due to increased borrowings under our line of credit with American Express. See "Liquidity and Capital Resources" below.

       Net loss increased 46% to $43,013 for the year ended June 30, 2001 from $29,559 for the year ended June 30, 2000. The increase in losses was largely the result of the increases in operating expenses we experienced as our business grew. There was a significant increase in vehicle expense resulting from our leasing of nine (9) additional vehicles and a corresponding increase in insurance expense related to maintaining insurance coverage on the newly leased vehicles. Also contributing to the losses was the increase in professional fees that we incurred in preparation for this offering. These expenses were offset in part by an increase in our rental revenue resulting from the increased number of vehicles we had available for rent.

Results of Operations for the Nine Months Ended March 31, 2002 and
March 31, 2001

       Revenues for the nine months ended March 31, 2002 were $91,213 compared to $53,839 for the nine months ended March 31, 2002, an increase of $37,374 or 70%. The primary reason for the increase in revenues was that we increased the number of vehicles that we maintain in our fleet. By increasing the number of vehicles that we maintain in our fleet, we have increased the number of lease transactions that we are able to complete. Increasing our fleet has given us the ability to respond to increased demand for our vehicles which is reflected by the increases in our revenues.

       Total operating expenses increased significantly to $335,304 for the nine months ended March 31, 2002 from $70,584 for the nine months ended March 31, 2001. The overall increase in total operating expenses was primarily attributable to large increases in each of the following categories: vehicle expense (additional lease commitments on new vehicles for our rental fleet), insurance (an increase in premiums for coverage of newly leased vehicles), deferred consulting fees and general and administrative expenses (resulting from increases in professional fees).

       Vehicle expense increased by 86% from $35,476 for the nine months ended March 31, 2001 to $72,014 for the nine months ended March 31, 2002. The increase in vehicle expense was directly related to an increase in the number of vehicles we lease for use in our rental fleet. During the nine months ended March 31, 2002 we increased our fleet to twelve (12) vehicles available for rent.

       Depreciation and amortization increased 182% from $3,588 for the nine months ended March 31, 2001 to $10,103 for the nine months ended March 31, 2002. The increase was primarily attributable to additional depreciation on a motorcycle we purchased and maintain in our fleet.

       Warehousing expense decreased for the nine months ended March 31, 2001 compared to the nine months ended March 31, 2002. Our expenses for warehousing of the vehicles that we rent decreased 24% from $4,689 for the nine months ended March 31, 2001 to $3,799 for the nine months ended March 31, 2002. This decrease was primarily the result of our having fewer vehicles in our warehouse facility and more vehicles at the facilities of our strategic alliance partners.

       Insurance expense increased 41% from $6,731 for the nine months ended March 31, 2001 to $10,498 for the nine months ended March 31, 2002. The increase in insurance expense was primarily due to the increase in the amount of insurance that we carry on our vehicles based on the increase in the number of vehicles we maintain in our rental fleet and customary (periodic) increases in premiums on our existing insurance policies.

       Salaries and payroll taxes increased 42% from $4,381 for the nine months ended March 31, 2001 to $6,731 for the nine months ended March 31, 2002. General and administrative expenses increased significantly from March 31, 2001 to March 31, 2002. General and administrative expenses increased 109% from $15,719 for the nine months ended March 31, 2001 to $31,180 for the nine months ended
March 31, 2002. This increase was primarily the result of significant increases in professional fees.

       Interest expense was $7,616 for the nine months ended March 31, 2002 compared to $3,259 for the nine months ended March 31, 2001. The increase of $4,357 or 134% in interest expense was primarily due to increased borrowings under our line of credit with American Express and a Note relating to the purchase of a motorcycle.

       Net loss increased more than 1000% to $251,707 for the nine months ended March 31, 2002 from $20,004 for the nine months ended March 31, 2001. The increase in losses was primarily the result of amortization of consulting fees. See "Certain Transactions - Consulting Agreement" and Note G to the Financial Statements included elsewhere herein.

Liquidity and Capital Resources

       Our operations have been funded to date by cash generated by our operating activities, amounts available under our line of credit with American Express (see below) and cash advances from Darryl A. Nowak, our founder and the principal shareholder of our company. Recently, all amounts owed by us to Mr. Nowak were cancelled and are reflected in our financial statements as contributions to paid-in capital. See "Certain Transactions" and Note F to the Financial Statements.

       Our auditors have expressed concern as to our ability to continue as a going concern due to our history of limited working capital and net losses, and our current obligations (including the obligations under our current vehicle and equipment leases). The auditors have referenced this in their report relating to our audited financial statements included elsewhere herein. See "Risk Factors." Although we have faced significant cash constraints since inception of our operations, we believe that the proceeds of this offering, together with the revenue which we anticipate will be generated (based on application of the proceeds of this offering), will be sufficient to sustain our operations for the next twelve months. Notwithstanding our beliefs, there is a risk that we could face cash constraints again. See "Risk Factors."

       We use our cash primarily to finance the leases on the vehicles that we maintain in our rental fleet. A portion of our cash is also used to insure the vehicles and to support the transport costs associated with the delivery of vehicles to clients. Typically, we lease our vehicles from vehicle manufacturers through leasing programs offered by them. Sometimes we lease the vehicles through leasing programs offered by independent banks. It is our intention to use the proceeds of this offering to increase the number of vehicles that we have in our fleet (thereby increasing the number of vehicles available for rent and the revenue that we are able to generate from our fleet). Although we believe we have received favorable leasing terms, we believe that as we increase the volume of vehicles we lease from existing providers, the lease terms will become more favorable.

       We have a $10,000 line of credit with American Express. The line of credit bears interest at a variable rate. The applicable interest rate on the line of credit was 10.99% at June 30, 2001 and at March 31, 2002. We had outstanding in excess of 90% of the amounts available under the line of credit for the periods ended June 30 2000 and 2001, and 80% at March 31, 2002. As of April 30, 2002, there was outstanding $8,000 under the line of credit. While we believe that the terms of the line of credit with American Express are relatively favorable based on the size of our business, we believe that we will be able to secure more favorable terms, including higher lending limits and lower interest rates, as our business grows. We may use the proceeds of this offering to repay a portion of the amounts outstanding under the line of credit. It is our belief that, with the availability of the proceeds of this offering (and the revenue which we anticipate will be generated by rentals of the additional vehicles we intend to lease with a portion of the proceeds of this offering), we will not need to rely on the line of credit to the same extent that we have relied on it historically.

Business Trends; Seasonality

       The automobile rental business as a whole tends to be seasonal. Typically, demand for rental vehicles in the business and leisure segments of the industry declines in the winter and increases in the spring and summer. Operations also tend to vary geographically and based on weather considerations. This is largely consistent with the seasonality in business that the travel industry experiences. In an effort to offset these trends, we have chosen to focus our operations on: (a) key metropolitan cities such as New York City and Washington, D.C. (where business usage remains more consistent and tourism tends to increase during periods where business usage may otherwise decline) and (b) vacation and resort destinations such as Palm Beach, Florida, Vale, Colorado and Scottsdale, Arizona (where there is less business usage, but travel and leisure usage tends to increase in one city as it declines in another based on geographic and weather-related considerations). We are able to accommodate shifts in demand by relocating and increasing/decreasing our fleet in the various locations throughout the year, thereby maximizing vehicle usage and availability. We intend to continue to focus our attention on these areas as we implement our plans for expansion.

                            DESCRIPTION OF SECURITIES

General

       The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our articles of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of Nevada law.

       We are authorized to issue up to twenty five million (25,000,000) shares of common stock, $.001 par value per share, of which five million six hundred thousand (5,600,000) shares are issued and outstanding. Our articles of incorporation authorize five million (5,000,000) shares of preferred stock $.001 par value per share, none of which is outstanding.

Common Stock

       Subject to the rights of holders of preferred stock, if any, holders of shares of our common stock are entitled to share equally on a per share basis in such dividends as may be declared by our Board of Directors out of funds legally available therefor. There are presently no plans to pay dividends with respect to the shares of our common stock. Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of any of our senior securities, including preferred stock, if any, our assets will be divided pro rata on a per share basis among the holders of the shares of our common stock. The common stock is not subject to any liability for further assessments. There are no conversion or redemption privileges nor any sinking fund provisions with respect to the common stock and the common stock is not subject to call. The holders of common stock do not have any pre-emptive or other subscription rights.

       Holders of shares of common stock are entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The common stock does not have cumulative voting rights.

       All of the issued and outstanding shares of common stock are fully paid, validly issued and non-assessable.

Preferred Stock

       None of the five million (5,000,000) shares of authorized preferred stock are currently outstanding. Our board of directors has the authority, without further action by the holders of the outstanding common stock, to issue shares of preferred stock from time to time in one or more classes or series, to fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, and to fix the terms of any such series or class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series.

Warrants

       Each warrant will entitle you to purchase one share of our common stock at an exercise price of $3.00 per share at any time for a period of three (3) years commencing on the date of the closing of our offering. Unless we extend the terms of the warrants, in our sole discretion, the warrants will expire at 5:00 p.m., New York time, five years from the date of the closing. The warrants will be issued in registered form under a warrant agreement with Continental Stock Transfer & Trust Company, as warrant agent. Please refer to the warrant agreement (which has been filed as an exhibit to the registration statement of which this prospectus is a part) for a complete description of the terms and conditions of the warrants, as this description is qualified in its entirety by our reference to such warrant agreement. The exercise price and number of shares of our common stock or other securities issuable on exercise of the warrants are subject to adjustment to protect against dilution if we issue a stock dividend, or we undertake a stock split, recapitalization, reorganization, merger, consolidation or other similar event. The warrants do not give you any dividend, voting, preemptive or any other rights our stockholders may have. We cannot assure you that the market price of our common stock will equal or exceed the exercise price of the warrants at any time during the period in which they are exercisable. The shares of common stock issuable upon exercise of the warrants have been included in the registration statement of which this prospectus is a part. Although we have undertaken and intend to have all of these shares of common stock covered by an effective registration statement in the states where our securities are being offered and we will endeavor to maintain a current prospectus relating to these shares of common stock until the expiration or redemption of the warrants (subject to the terms of the warrant agreement), we cannot assure you that we will be able to do so. The warrants cannot be exercised unless, at the time of exercise, the prospectus covering the shares of common stock issuable upon exercise of the warrants is current and the registration statement covering the shares is effective (or there is available an exemption from the federal and applicable state registration requirements).

Options

       As of April 30, 2002, we do not have any options issued and outstanding.

Limitation on liability of directors

       Our articles of incorporation and bylaws provide that we will indemnify our directors to the extent permitted by Nevada Revised Statutes, including circumstances in which indemnification is otherwise discretionary under the Nevada Revised Statutes. Our articles of incorporation also provide that to the extent that Nevada Revised Statutes is amended to permit further indemnification, we will so indemnify our directors.

Dividend policy

       We have not paid any dividends on our common stock since our inception and do not intend to pay dividends on our common stock in the foreseeable future. We anticipate that any earnings which we may realize in the foreseeable future will be retained to finance the growth of our company.

Restricted Shares Eligible for future resale

       All of our outstanding shares of common stock are "restricted securities" and, in the future, may be sold upon compliance with Rule 144. Adopted under the Securities Act, Rule 144 provides, in essence, that a person holding "restricted securities" for a period of one year may sell only an amount every three months equal to the greater of (a) one percent of our issued and outstanding shares, or
(b) the average weekly volume of sales during the four calendar weeks preceding the sale. However, the amount of "restricted securities" which a person who is not an affiliate of our company may sell is not limited if his or her shares have been held by the non-affiliate for two years, provided there is adequate current public information available concerning our company. Upon the completion of this offering, and assuming exercise of the warrants offered hereby, AutoExotica will have 6,400,000 shares issued and outstanding, of which 5,400,000 shares will be "restricted securities," 1,000,000 shares are included in the registration statement of which this prospectus is part, 200,000 shares of which are being offered by the selling shareholder and 800,000 shares of which are being offered by our company (assuming exercise of the warrants).

       The resale of the securities held by the selling shareholder is subject to prospectus delivery and other requirements of the Securities Act. Sales of such securities or the potential of such sales at any time may have an adverse effected on the market prices of the securities offered hereby. See "Selling Shareholder."

Transfer agent and registrar

       The transfer agent and registrar for our common stock is Continental Stock Transfer and Trust company, Two Broadway, New York, New York 10004.

Securities and Exchange Commission position on indemnification for Securities Act liabilities

       Our articles of incorporation and bylaws provide that we will indemnify our officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of AutoExotica, absent a finding of negligence or misconduct in the performance of their duties.

       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is unenforceable.

                              CERTAIN TRANSACTIONS

       Subsequent to the re-incorporation of our company on June 13, 1995, we issued an aggregate of 5,600,000 shares of our common stock as follows:

       a) 1,000,000 (pre-split) shares were issued to Darryl A. Nowak in consideration of Mr. Nowak's capital contribution of $1,000;

       b) 3,877,740 additional shares were issued to Darryl A. Nowak in connection with a 4.87774:1 stock split effected by us in January 2001 (See "Recapitalization");

       c) 600,000 shares were issued to Abingdon Associates in April 2001 in exchange for consulting services being rendered to us under the terms of a consulting agreement with

              Abingdon Associates (see "Consulting Agreement" below and Note G to the Financial Statements included elsewhere herein); and

         d) 122,260 shares were issued to Private Retreats, LLC in September 2001 in exchange for our receipt of a bond in the principal amount of $150,000 and $2,825 in pre-paid membership fees in connection with our corporate membership in the retreat (see "Strategic Alliances" above).

Consulting Agreement

         In April 2001, we entered into an agreement with Abingdon Associates to provide us with strategic business advice in the areas of corporate finance, business development and growth strategies. The term of our agreement with Abingdon Associates is three years, subject to earlier termination by either party upon delivery of one month's prior written notice. We issued 600,000 shares of our common stock to Abingdon Associates in exchange for its services under the agreement. A portion (200,000) of the shares of common stock we issued to Abingdon Associates has been included in the registration statement of which this prospectus is a part and Abingdon Associates is the selling shareholder referred to throughout this prospectus. See Note G to the Financial Statements included elsewhere in this prospectus.

Debts owed to Principal Shareholder; Cancellation of Indebtedness

         From time to time, Darryl A. Nowak, our founder, chief executive officer and the principal shareholder of our company, has advanced funds to our company for working capital. In December 2001, Mr. Nowak agreed to cancel this indebtedness which has been reflected in our financial statements as a contribution to additional paid-in capital. See Notes B and F to the Financial Statements included elsewhere in this prospectus.

                                  LEGAL MATTERS

         The validity of the common stock offered hereby will be passed upon for our company by Vorys, Sater, Seymour & Pease, LLP, 1828 L Street, N.W., 11th Floor, Washington, D.C. 20036.

                                     EXPERTS

         Certain of the financial statements of AutoExotica included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Asher & Company, Ltd. and Donohue, Gironda & Doria, independent certified public accountants, whose reports thereon appear elsewhere herein and in the registration statement.

                              AVAILABLE INFORMATION

         We have filed with the Securities and Exchange Commission, Washington, D.C., a Registration Statement on Form SB-2 under the Securities Act with respect to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete; reference is made in each instance to such contract or any other document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by such reference to such exhibit. After the offering, we will be subject to the informational requirements of the Exchange Act of 1934, as amended and in accordance therewith will be required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. The registration statement, including exhibits and schedules thereto, may be inspected without charge at the Securities and Exchange Commission's principal office in Washington D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 after payment of fees prescribed by the Securities and Exchange Commission. The Securities and Exchange Commission also maintains a World Wide Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the address http://www.sec.gov. We intend to furnish holders of our common stock with annual reports containing financial statements audited by independent accountants beginning with the year ending June 30, 2002.

         You should rely only on the information contained in this prospectus. We have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                          INDEPENDENT AUDITORS' REPORT
                            AND FINANCIAL STATEMENTS

                           AUTOEXOTICA INTERNATIONAL,
                                      LTD.

                             JUNE 30, 2001 AND 2000

                         AUTOEXOTICA INTERNATIONAL, LTD.

                             JUNE 30, 2001 AND 2000

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----



Independent Auditors' Report ...................................       F-2 - F-3

Financial Statements

     Balance Sheets ............................................           F-4

     Statements of Operations and Accumulated Deficit .........            F-5

     Statements of Changes in Shareholder's Equity ............        F-6 - F-7

     Statements of Cash Flows ..................................           F-8

     Notes to Financial Statements .............................       F-9 - F-14

                          Independent Auditors' Report
                          ----------------------------

The Shareholder and Board of Directors
Autoexotica International, Ltd.
Bayonne, New Jersey

         We have audited the accompanying balance sheet of Autoexotica International, Ltd. as of June 30, 2001 and the related statements of operations and accumulated deficit, changes in Shareholder's equity and cash flows for the year then ended. These financial statements are the responsibility of Autoexotica International, Ltd.'s management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Autoexotica International, Ltd. as of June 30, 2001 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

         The accompanying financial statements have been prepared assuming Autoexotica International, Ltd. will continue as a going concern. As shown in the financial statements, Autoexotica International, Ltd. had a net loss of $43,013 during the year ended June 30, 2001, and as of that date, had a working capital deficit of $27,498 and a negative net worth of $85,173. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters are discussed in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                           ASHER & COMPANY, Ltd.

Philadelphia, Pennsylvania
February 8, 2002

                          Independent Auditors' Report
                          ----------------------------

The Shareholder and Board of Directors
Autoexotica International, Ltd.
Bayonne, New Jersey

         We have audited the accompanying balance sheet of Autoexotica International, Ltd. as of June 30, 2000 and the related statements of operations and accumulated deficit, changes in Shareholder's equity and cash flows for the year then ended. These financial statements are the responsibility of the management of Autoexotica International, Ltd. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Autoexotica International, Ltd. as of June 30, 2000 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

                                                DONOHUE, GIRONDA & DORIA
                                                Certified Public Accountants

Bayonne, New Jersey
July 3, 2001

                        AUTOEXOTICA INTERNATIONAL, LTD.
                                 BALANCE SHEETS




                                     ASSETS

                                                                           June 30,                             March 31,
                                                                  -------------------------      -----------------------------------
                                                                    2001             2000         2002 (Unaudited)  2001 (Unaudited)
                                                                  -------           -------      -----------------  ----------------



CURRENT ASSETS
  Cash                                                           $     1,480    $       1,026        $        964      $       180
  Accounts receivable                                                  4,000            1,650                   -                -
                                                                 -----------      -----------        ------------      -----------
               Total current assets                                    5,480            2,676                 964              180

PROPERTY AND EQUIPMENT
  Furniture and fixtures                                               9,284            2,935              11,521            9,284
  Transportation equipment                                            48,190           16,730              48,190           16,730
                                                                 -----------      -----------        ------------      -----------
                                                                      57,474           19,665              59,711           26,014
  Less accumulated depreciation                                      (15,595)          (9,687)            (25,698)         (13,275)
                                                                 -----------      -----------        ------------      -----------
               Net property and equipment                             41,879            9,978              34,013           12,739

OTHER ASSETS

  Deferred lease costs, net of accumulated amortization
    of $15,931 and $6,566 as of June 30, 2001 and 2000;
    and $31,116 and $13,374 at March 31, 2002 and 2001,
    respectively                                                      33,445           30,844              34,976           30,725
  Security deposits                                                   18,500           18,500               8,500           18,500
  Refundable membership deposit                                            -                -             150,000                -
  Shareholder loan receivable                                              -                -               2,391                -
                                                                 -----------      -----------        ------------      -----------
               Total other assets                                     51,945           49,344             195,867           49,225
                                                                 -----------      -----------        ------------      -----------

               Total Assets                                      $    99,304      $    61,998        $    230,844      $    62,144
                                                                 ===========      ===========        ============      ===========


                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

   Line of credit                                                $     9,238      $     9,769        $      8,365      $     7,436
   Notes payable, current portion                                      2,186            3,239               2,586                -
   Accounts payable and accrued expenses                              20,850            1,235              26,937            5,362
   Capital lease obligation, current portion                             704            1,028               2,016            1,527
                                                                 -----------      -----------        ------------      -----------
               Total current liabilities                              32,978           15,271              39,904           14,325

LONG-TERM LIABILITIES
   Notes payable                                                      22,501            3,715              20,735                -
   Note payable, principal Shareholder                                39,450           84,172                   -           20,684
   Capital lease obligation                                            4,376                -               3,789            4,127
                                                                 -----------      -----------        ------------      -----------
               Total liabilities                                      99,305          103,158              64,428           39,136


SHAREHOLDERS' EQUITY

   Preferred stock, $.001 par value; 5,000,000
    shares authorized, none issued and outstanding                         -                -                   -                -
   Common stock, $.001 par value; 20,000,000 shares
    authorized, 5,477,740, 1,000,000, 5,600,000 and
    1,000,000 issued and outstanding as of June 30,
    2001, June 30, 2000, March 31, 2002, and March 31,
    2001, respectively                                                 5,478            1,000               5,600            1,000
   Additional paid-in capital                                        829,694                -           1,046,204           84,172
   Accumulated deficit                                               (85,173)         (42,160)           (336,880)         (62,164)
                                                                 -----------      -----------        ------------      -----------
                                                                     749,999          (41,160)            714,924           23,008

   Less:  Deferred consulting service fees                          (750,000)               -            (548,508)               -
                                                                 -----------      -----------        ------------      -----------
          Total Shareholders' equity                                      (1)         (41,160)            166,416           23,008
                                                                 -----------      -----------        ------------      -----------

          Total Liabilities and Shareholders' Equity             $    99,304      $    61,998        $    230,844      $    62,144
                                                                 ===========      ===========        ============      ===========


              The accompanying notes are an integral part of these
                             financial statements.

                         AUTOEXOTICA INTERNATIONAL, LTD.
                STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

                                                                                                  Nine Months
                                                    Years Ended June 30,                        Ended March 31,
                                              --------------------------------    -------------------------------------------
                                                 2001                 2000        2002 (Unaudited)          2001 (Unaudited)
                                              ---------           ------------    ----------------         ------------------



Rental revenue                          $      83,022         $      30,326           $      91,213           $      53,839

Expenses
  Vehicle                                      50,248                30,466                  72,014                  35,476
  Depreciation                                  5,907                 5,940                  10,103                   3,588
  Amortization of deferred
   consulting fee                                 -                     -                   201,492                     -
  Warehousing                                   6,408                   -                     3,799                   4,689
  Insurance                                     8,037                 6,044                  10,498                   6,731
  Salaries and payroll taxes                    8,133                   -                     6,218                   4,381
  General and administrative                   42,748                14,799                  31,180                  15,719
                                        -------------         -------------           -------------           -------------
Total operating expenses                      121,481                57,249                 335,304                  70,584
                                        -------------         -------------           -------------           -------------

Loss from operations                          (38,459)              (26,923)               (244,091)                (16,745)

Other expense
  Interest expense                             (4,554)               (2,636)                 (7,616)                 (3,259)
                                        -------------         -------------           -------------           -------------

     NET LOSS                                 (43,013)              (29,559)               (251,707)                (20,004)

Accumulated deficit, beginning of year        (42,160)              (12,601)                (85,173)                (42,160)
                                        -------------         -------------           -------------           -------------

Accumulated deficit, end of year        $     (85,173)        $     (42,160)          $    (336,880)          $     (62,164)
                                        =============         =============           =============           =============


Loss per share                          $       (0.01)        $       (0.01)          $       (0.05)          $         -
                                        =============         =============           =============           =============

Weighted average number of
 outstanding shares                         5,009,247             4,877,740               5,559,395               4,877,740
                                        =============         =============           =============           =============

              The accompanying notes are an integral part of these
                              financial statements.

                        AUTOEXOTICA INTERNATIONAL, LTD.
                  STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                       YEARS ENDED JUNE 30, 2001 AND 2000







                               Shares                                                               Deferred
                                 of                           Additional                           Consulting            Total
                               Common          Common           Paid-In         Accumulated          Service          Shareholders'
                               Stock            Stock           Capital           Deficit             Fees               Equity
                            -------------     ----------     --------------   ----------------    --------------      -------------



Balance, July 1, 1999          1,000,000      $   1,000                         $    (12,601)                         $   (11,601)


Net loss                           -               -                                 (29,559)                             (29,559)
                              ----------      ---------                         ------------                          ------------


Balance, June 30, 2000         1,000,000          1,000                              (42,160)                             (41,160)


Contribution by principal
 Shareholder                       -               -          $     84,172             -                                   84,172


Stock split 4.87774 for 1      3,877,740          3,878             (3,878)            -                                        -


Issuance of common stock
 to Abington Associates          600,000            600            749,400             -           $  (750,000)                 -


Net loss                           -               -                 -               (43,013)             -               (43,013)
                              -----------     ----------      -------------     ------------       -----------        -----------


Balance, June 30, 2001          5,477,740      $   5,478      $     829,694     $    (85,173)      $  (750,000)       $        (1)
                              ===========     ==========      =============     ============       ===========        ===========



              The accompanying notes are an integral part of these
                              financial statements.

                         AUTOEXOTICA INTERNATIONAL, LTD.
                  STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
        NINE MONTHS ENDED MARCH 31, 2002 (UNAUDITED) AND 2001 (UNAUDITED)


                                 Shares                                                               Deferred
                                   of                           Additional                           Consulting           Total
                                 Common          Common          Paid-In          Accumulated          Service         Shareholders'
                                  Stock           Stock          Capital            Deficit             Fees              Equity
                               ------------     ----------     -------------     ---------------    --------------      -----------


Balance, June 30, 2000          1,000,000     $    1,000                         $    (42,160)    $        -           $    (41,160)


Contribution by principal
 Shareholder (Unaudited)            -              -           $    84,172               -                 -                 84,172


Net loss (Unaudited)                -              -                 -                (20,004)             -                (20,004)
                             -------------    ----------       -----------       -------------    --------------       ------------


Balance, March 31, 2001
 (Unaudited)                    1,000,000     $    1,000       $    84,172       $    (62,164)    $        -           $     23,008
                             ============     ==========       ===========       =============    ==============       ============



Balance, June 30, 2001          5,477,740     $    5,478       $   829,694       $    (85,173)    $    (750,000)       $         (1)


Net loss (Unaudited)                -              -                 -               (251,707)             -               (251,707)


Issuance of shares to
 Private Retreats, LLC
 (Unaudited)                      122,260            122           152,703               -                 -                152,825


Contribution by principal
 Shareholder (Unaudited)            -              -                63,807               -                 -                 63,807


Amortization of deferred
 consulting service fees
 (Unaudited)                        -              -                 -                   -              201,492             201,492
                             ------------     ----------       -----------       -------------    --------------       ------------


Balance, March 31, 2002
 (Unaudited)                    5,600,000     $    5,600       $ 1,046,204       $   (336,880)    $    (548,508)       $    166,416
                             ============     ==========       ===========       =============    ==============       ============


              The accompanying notes are an integral part of these
                              financial statements.

                        AUTOEXOTICA INTERNATIONAL, LTD.
                            STATEMENTS OF CASH FLOWS


                                                                                                 Nine Months
                                                           Years Ended June 30,                 Ended March 31,
                                                         ----------------------      ------------------------------------
                                                            2001         2000        2002 (Unaudited)    2001 (Unaudited)
                                                         ---------    ---------      ----------------    ----------------
OPERATING ACTIVITIES
  Net loss                                               $ (43,013)   $ (29,559)       $(251,707)           $ (20,004)
  Adjustments to reconcile net loss to net cash
   utilized by operating activities:
      Depreciation and amortization                         15,438       12,164          229,604               10,397
      Changes in:
       Accounts receivable                                  (2,350)      (1,650)           4,000                1,650
       Accounts payable and accrued expenses                19,615          285            6,087                4,127
                                                         ---------    ---------        ---------            ---------
  Net cash utilized by operating activities                (10,310)     (18,760)         (12,016)              (3,830)

INVESTING ACTIVITIES
  Acquisition of property and equipment                    (31,460)         -                -                    -
  (Payments) refunds of security deposits                      -        (12,500)          10,000                  -
  Deferred lease payments                                  (12,131)     (25,106)         (16,715)              (6,690)
                                                         ---------    ---------        ---------            ---------
  Net cash utilized by investing activities                (43,591)     (37,606)          (6,715)              (6,690)

FINANCING ACTIVITIES
  Borrowings (payments) on line of credit, net                (531)       9,769             (873)              (2,333)
  Payments on notes payable                                 (7,286)      (2,554)          (1,366)              (6,954)
  Proceeds from notes payable                               25,019          -                -                    -
  Payments on capital lease obligations                     (2,297)        (738)          (1,512)              (1,723)
  Proceeds from principal Shareholder's loan                39,450       50,170           24,357               20,684
  Loans to principal Shareholder                               -            -             (2,391)                 -
                                                         ---------    ---------        ---------            ---------
  Net cash provided by financing activities                 54,355       56,647           18,215                9,674
                                                         ---------    ---------        ---------            ---------
        INCREASE (DECREASE) IN CASH                            454          281             (516)                (846)

Cash, beginning of year                                      1,026          745            1,480                1,026
                                                         ---------    ---------        ---------            ---------
Cash, end of year                                        $   1,480    $   1,026        $     964            $     180
                                                         =========    =========        =========            =========


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

  Cash paid during the year for interest                 $   4,554    $   2,636        $   7,616            $   3,259
                                                         =========    =========        =========            =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

     Non-cash financing activities consist of capital leases of $6,349, $2,405, $2,237 (unaudited) and $6,349 (unaudited) for the years ended June 30, 2001 and 2000, and the nine months ended March 31, 2001 and 2000, respectively.

     Additional non-cash financing activities included the contribution by the principal Shareholder of $84,172 and $63,807 (unaudited) of notes payable to equity for the year ended June 30, 2001 and the nine months ended March 31, 2002, respectively. Also on September 30, 2001, $152,825 (unaudited) of common stock valued at $1.25 per share was issued in exchange for a refundable membership deposit in a private club for $150,000 (unaudited) and membership dues and expenses of $2,825 (unaudited).



              The accompanying notes are an integral part of these
                             financial statements.

                         AUTOEXOTICA INTERNATIONAL, LTD.
                          NOTES TO FINANCIAL STATEMENTS
              JUNE 30, 2001 AND 2000 AND MARCH 31, 2002 (UNAUDITED)
                              AND 2001 (UNAUDITED)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization
     ------------
     Autoexotica International, Ltd. (the Company) began operations in July, 1998 and is located in Bayonne, New Jersey. The Company leases various short and long-term leases of exotic and luxury automobiles and motorcycles to customers located throughout the United States.

     Use of estimates
     ----------------
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Property and equipment
     ----------------------
     Property and equipment purchased is carried at cost. Depreciation is provided by accelerated methods over estimated useful lives which range from 5 to 7 years. Minor repairs and maintenance are charged to operations as incurred. Depreciation expense was $5,907 and $5,940 for the years ended June 30, 2001 and 2000, respectively, and $10,103 (unaudited) and $3,588 (unaudited) for the nine months ended March 31, 2002 and 2001. Included in transportation equipment at June 30, 2001 and March 31, 2002 is a motorcycle leased to customers costing $31,460 with accumulated depreciation of $1,124 at June 30, 2001 and $6,902 (unaudited) at March 31, 2002.

     Accounts receivable
     -------------------
     Accounts receivable are recorded at their estimated, net realizable value; therefore, no provision for doubtful accounts is reflected on the balance sheet. Management believes all material accounts receivable will be collected.

     Deferred lease costs
     --------------------
     The Company has deferred lease origination costs associated with several automobile leases. The costs are amortized over the lives of the respective leases on a straight-line basis. Amortization expense included in vehicle expense amounted to $9,581 and $6,224 for the years ended June 30, 2001 and 2000, respectively, and $15,184 (unaudited) and $6,809 (unaudited) for the nine months ended March 31, 2002 and 2001, respectively.

                         AUTOEXOTICA INTERNATIONAL, LTD.
                          NOTES TO FINANCIAL STATEMENTS
              JUNE 30, 2001 AND 2000 AND MARCH 31, 2002 (UNAUDITED)
                              AND 2001 (UNAUDITED)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Concentration of credit risk
     ----------------------------
     The Company's operations are largely concentrated in rentals of luxury automobiles and motorcycles. A serious economic slowdown could negatively impact operations. However, it is the opinion of management that rentals offer an attractive alternative to purchasing during economic slowdowns and their business tends to increase during these periods.

     Advertising costs
     -----------------
     The Company charges advertising costs to operations as they are incurred. Advertising costs charged to operations were $1,070, $815 and $3,450 (unaudited) and $644 (unaudited) for the years ended June 30, 2001, 2000, and the nine months ended March 31, 2002 and 2001, respectively.

     Loss per share
     --------------
     The Company utilizes SFAS No. 128, "Earnings Per Share" to compute the loss per share. Loss per share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. The weighted average number of common shares outstanding for the years ended June 30, 2001 and 2000 and the nine months ended March 31, 2002 have been adjusted to reflect the recapitalization of the Company on July 1, 2000.

NOTE B - MANAGEMENT'S PLANS TO IMPROVE OPERATIONS AND FINANCIAL
         CONDITION

     The Company's financial statements have been presented on the basis that it will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of March 31, 2002, the Company had a net loss for the nine-month period then ended of $251,707 (unaudited), and a working capital deficit of $38,940 (unaudited). In addition to operational cash flow requirements, the Company has capital requirements in connection with capital leases, a note payable, and lease commitments. The financial statements do not include any adjustments relating to the recoverability of or classification of assets or the amount and classification of liabilities that might be required should the Company be unable to continue as a going concern.

                         AUTOEXOTICA INTERNATIONAL, LTD.
                          NOTES TO FINANCIAL STATEMENTS
              JUNE 30, 2001 AND 2000 AND MARCH 31, 2002 (UNAUDITED)
                              AND 2001 (UNAUDITED)

NOTE B - MANAGEMENT'S PLANS TO IMPROVE OPERATIONS AND FINANCIAL
         CONDITION (Continued)

     The Company intends to address these issues in the following manner:

         a) Effective July 1, 2000, the Company agreed with its principal Shareholder to reclassify an aggregate of $84,172 of long-term indebtedness to equity. As of December 31, 2001, the principal Shareholder agreed to reclassify another $63,807 (unaudited) of loans to equity, resulting in positive equity of $166,416 (unaudited) as of March 31, 2002. It is the Company's belief that such contributions to equity should result in the availability of increased lines of credit; and,

         b) The Company intends to file a Registration Statement on Form SB-2 with the Securities and Exchange Commission (SEC) seeking the registration for sale to the public of an aggregate of 400,000 of its authorized, unissued shares at the price of $2.50 per share (as part of an unit that also includes 400,000 warrants exercisable at $3.00 per share).

NOTE C - LINE OF CREDIT

     The Company has available a line of credit in the amount of $10,000 with a financial institution. The line of credit bears interest at a variable rate which was 10.99% as of June 30, 2001. The Company has drawn $9,238 and $9,769 against the line of credit at June 30, 2001 and 2000, respectively, and $8,365 (unaudited) and $7,436 (unaudited) at March 31, 2002 and 2001, respectively.

NOTE D - CAPITAL LEASE PAYABLE

     The Company is obligated under the terms of a capital lease agreement for computer equipment. The carrying cost of the computer equipment was $6,349 at June 30, 2001. Accumulated depreciation was $1,270 at June 30, 2001 and $2,794 (unaudited) at March 31, 2002. Amortization of computer equipment leased is included with depreciation expense, which is part of operating expenses.

                         AUTOEXOTICA INTERNATIONAL, LTD.
                          NOTES TO FINANCIAL STATEMENTS
              JUNE 30, 2001 AND 2000 AND MARCH 31, 2002 (UNAUDITED)
                              AND 2001 (UNAUDITED)

NOTE D - CAPITAL LEASE PAYABLE (Continued)

     Minimum lease payments under the capital lease obligation are as follows:



            Years Ending June 30,                        Amount
            ---------------------                       --------
                   2002                                 $  2,531
                   2003                                    2,531
                   2004                                    2,531
                   2005                                    2,531
                   2006                                      212
                                                        --------
                                                          10,336

      Less amounts representing interest                  (5,256)
                                                        ---------
      Present value of future minimum
        lease payments                                     5,080
      Current portion                                        704
                                                        --------
      Long-term portion                                 $  4,376
                                                        ========


NOTE E - NOTE PAYABLE

     Certain transportation equipment is financed under the terms of a note payable. The note payable requires monthly principal and interest payments of $493 through April, 2008, bears interest at 15.7%, and is secured by certain transportation equipment. Aggregate maturities of the note payable for the five years subsequent to June 30, 2001 are as follows:



      Years Ending June 30,                             Amount
      ---------------------                             ------
               2002                                     $2,186
               2003                                      2,557
               2004                                      2,989
               2005                                      3,495
               2006                                      4,087



NOTE F - TRANSACTIONS WITH PRINCIPAL SHAREHOLDER

     The principal Shareholder of the Company has made loans of $39,450 and $84,172 at June 30, 2001 and 2000, respectively. The advances are unsecured, interest free and are not expected to be repaid in the current year. The Company's principal Shareholder contributed $84,172 and $63,807 of his loan to the Company's equity as of July 1, 2001 and December 31, 2001, respectively.

                         AUTOEXOTICA INTERNATIONAL, LTD.
                          NOTES TO FINANCIAL STATEMENTS
              JUNE 30, 2001 AND 2000 AND MARCH 31, 2002 (UNAUDITED)
                              AND 2001 (UNAUDITED)

NOTE F - TRANSACTIONS WITH PRINCIPAL SHAREHOLDER (Continued)

     On July 1, 2000, the Company approved a resolution to recapitalize the Company. The recapitalization resulted in the Company's principal Shareholder owning an aggregate 4,867,740 of shares of common stock.

NOTE G - ABINGTON ASSOCIATES CONSULTING AGREEMENT

     On April 12, 2001 the Company entered into a three year consulting agreement with Abington Associates to provide the Company with certain non-exclusive services relating to corporate finance, acquisitions and general financial services in exchange for 600,000 shares of the Company's common stock, which were valued at $1.25 per share. This deferred consulting service fee is amortized over the related three-year term.

NOTE H - INCOME TAXES

     At June 30, 2001, the Company has available net operating loss carryforwards of approximately $84,000 to offset future federal and state income tax liabilities. The deferred tax asset of approximately $20,000 which is generated by the net operating loss carryforwards is fully reserved. The net operating loss carryforwards expire from 2018 through 2021.

NOTE I - LEASE COMMITMENTS

     The Company leases six luxury automobiles under operating leases which expire at various times beginning in May, 2003 and ending in April, 2005. The Company also leases certain storage facilities on a monthly basis. Lease costs were $46,500 and $28,462 for the years ended June 30, 2001 and 2000, respectively, and $70,547 (unaudited) and $32,806 (unaudited) for the nine months ended March 31, 2002 and 2001, respectively. Minimum future lease payments under these noncancellable operating leases having remaining terms in excess of one year as of June 30, 2001 are as follows:



      Years Ending June 30,                              Amount
      ---------------------                             --------
               2002                                     $ 55,245
               2003                                       54,555
               2004                                       27,391
               2005                                       15,739
                                                        --------
                                                        $152,930
                                                        ========


                         AUTOEXOTICA INTERNATIONAL, LTD.
                          NOTES TO FINANCIAL STATEMENTS
              JUNE 30, 2001 AND 2000 AND MARCH 31, 2002 (UNAUDITED)
                              AND 2001 (UNAUDITED)

NOTE J - REGISTRATION OF SHARES FOR PUBLIC SALE

     The Company is currently in the process of filing a registration statement for 400,000 units, at a price of $2.50 per unit. Each unit consists of one share of common stock, $.001 par value, and one warrant exercisable to purchase one share of the Company's common stock at an exercise price of $3.00 per share.

NOTE K - EMPLOYMENT AGREEMENT - PRINCIPAL SHAREHOLDER

     On April 30, 2002 the Company entered into an employment agreement with its principal Shareholder to serve as Chief Executive Officer and President. The employment agreement provides for certain salary, benefits and discretionary bonuses over the term of the agreement. The agreement expires on April 30, 2005.

NOTE L - STOCK OPTION PLAN

     On April 30, 2002 the Company adopted the AutoExotica Incentive Stock Option Plan which may result in the Company granting options to purchase up to 1,000,000 shares of the Company's common stock to officers and employees of the Company. No options have been granted to date.

NOTE M - PRICING COMMITMENTS

     In August 2001, the Company entered into a cooperative marketing agreement with Private Retreats, LLC. Under the terms of the agreement the Company has agreed to lease at least three automobiles to Private Retreats, LLC for an aggregate of up to 30 days usage per month. The Company will receive a monthly rental fee of $1,500 for the contracted usage. Private Retreats, LLC has the option of contracting for additional days usage at $50 per day. In addition, the Company has agreed to provide the president of Private Retreats, LLC a car at no more than the Company's direct cost. The cooperative agreement with Private Retreats, LLC is cancelable by either party with 30 days written notice.

     In October 2001, the Company entered into a marketing alliance agreement with Global Registry, LLC. Under the terms of the agreement the Company has agreed to lease vehicles to Global Registry at a 70% discount from the Company's 2002 retail prices, lease vehicles to members of Global Registry at a 45% discount from the Company's 2002 retail prices, and pay Global Registry a 15% of gross sales marketing fee for rentals made by members of Global Registry. The marketing alliance agreement may be terminated by either party upon 90 days written notice.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.


                         AUTOEXOTICA INTERNATIONAL, LTD.





                                  400,000 Units



                                   PROSPECTUS



                               ____________, 2002

               [Alternate page for Selling Shareholder prospectus]



                                  THE OFFERING

Shares of common stock being offered by selling
shareholder..............................................  200,000 shares
Plan of Distribution ....................................  A shareholder of AutoExotica is offering shares of our common stock. The selling shareholder may sell its shares
                                                           of our common stock in the open market or in privately
                                                           negotiated transactions and at market prices, fixed prices or negotiated prices.
Use of Proceeds..........................................  AutoExotica will not receive any of the proceeds from the sale of shares of our common stock by the selling
                                                           shareholder. See "Certain Transactions."


                               CONCURRENT OFFERING

Shares of common stock outstanding before offering.......  5,600,000 shares

Shares of common stock in units being offered ...........  400,000.shares
Shares of common stock issuable on exercise of the
warrants in the units being offered......................  400,000.Shares
Plan of Distribution ....................................  AutoExotica is offering the units for cash at a price of $2.50 per unit. Each unit contains one share of our common stock and one warrant. Each warrant is exercisable to purchase
                                                           one share of our common stock at a price of $3.00 per share.
Use of Proceeds..........................................  The proceeds of AutoExotica's offering will be used by us to finance additional vehicles, for marketing, promotion
                                                           and advertising and for working capital.

               [Alternate page for Selling Shareholder prospectus]




                                 USE OF PROCEEDS

        This prospectus is part of a registration statement that permits a shareholder of AutoExotica, as identified in this prospectus, to sell its shares of our common stock in the open market or in privately negotiated transactions. The selling shareholder is referred to throughout this prospectus as the "selling shareholder." The selling shareholder and AutoExotica will each respectively receive the proceeds of its offering.

               [Alternate page for Selling Shareholder prospectus]





                               CONCURRENT OFFERING

        This prospectus is part of a registration statement filed by AutoExotica with the Securities and Exchange Commission. The registration statement also contains a prospectus with respect to the offering by AutoExotica for cash of 400,000 units, each consisting of one share of common stock and one warrant exercisable to purchase one share of common stock. This distribution may have a material adverse effect on the market price of the common stock offered by the selling shareholder.

                              PLAN OF DISTRIBUTION

        This prospectus is part of a registration statement which was filed by AutoExotica with the Securities and Exchange Commission. While the registration statement is effective, the selling shareholder may sell its shares directly to the public, without the aid of a broker or dealer, or it may sell its shares through a broker or dealer if the common stock is authorized for inclusion on the OTC Bulletin Board. The selling shareholder may sell its shares in the open market or in privately negotiated transactions. Additionally, the selling shareholder may sell its shares at market prices, fixed prices or negotiated prices. Any commission, fee or other compensation of a broker or dealer would depend on the brokers or dealers involved in the transaction and would be paid by the selling shareholder.

               [Alternate page for Selling Shareholder prospectus]








                               SELLING SHAREHOLDER

200,000 shares of AutoExotica International Ltd. common stock being offered by this selling shareholder's prospectus are owned by and registered in the name of Abingdon Associates, a partnership whose address is P.O. Box 89, RR1, Route 216, Poughquag, N.Y. 12570.

               [Alternate page for Selling Shareholder prospectus]




The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the securities and exchange commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

We are registering up to 200,000 shares of our common stock for sale by a shareholder of AutoExotica International Ltd. identified in this prospectus. This shareholder is referred to throughout this prospectus as the "selling shareholder."

The selling shareholder may offer and sell its shares on a continuous or delayed basis in the future. These sales may be conducted in the open market or in privately negotiated transactions and at market prices, fixed prices or negotiated prices. We will not receive any of the proceeds from the sales of shares by the selling shareholder.

No public trading market for our common stock exists and the offering price of our common stock has been arbitrarily determined by AutoExotica International Ltd. We anticipate that our common stock will initially be traded on the over-the-counter market after this offering.

Our principal executive offices are located at 927 Broadway, Suite 2, Bayonne, New Jersey 07002. Our telephone number is (201) 437-6238.

The securities being offered by this prospectus involves a high degree of risk. You should read the "Risk Factors" section beginning on page _ before you decide to purchase any common stock.

Neither the Securities and Exchange Commission nor any state commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

                                   PROSPECTUS
Subject to Completion; dated ______, 2002


                                     200,000
                             Shares of Common Stock

                                       of

                         AutoExotica International Ltd.

The date of this Prospectus is _________ __, 2002

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

        Our Articles of Incorporation provide that we will indemnify our directors to the extent permitted by Nevada Revised Statutes, including circumstances in which indemnification is otherwise discretionary under the Nevada Revised Statutes. Our Articles of Incorporation also provide that to the extent that Nevada Revised Statutes is amended to permit further indemnification, we will so indemnify our directors.

        Section 78.7502 of the Nevada Revised Statutes provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to or is involved in any pending, threatened, or completed civil, criminal, administrative, or arbitration action, suit, or proceeding, or any appeal therein or any inquiry or investigation which could result in such action, suit, or proceeding, because of his or her being or having been our director, officer, employee, or agent or of any constituent corporation absorbed by us in a consolidation or merger or by reason of his or her being or having been a director, officer, trustee, employee, or agent of any other corporation or of any partnership, joint venture, sole proprietorship, trust, employee benefit plan, or such enterprise, serving as such at our request or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee, or agent, from and against any and all reasonable costs, disbursements, and attorney's fees, and any and all amounts paid or incurred in satisfaction of settlements, judgments, fines, and penalties, incurred or suffered in connection with any such proceeding. Article V of our Bylaws also provides that our officers and directors shall be indemnified and held harmless by us to the fullest extent permitted by the provisions of Section 78.7502 of the Nevada Revised Statutes.

        We do not currently have any liability insurance coverage for our officers and directors.

Item 25. Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses payable by Abingdon Associates in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee:

--------------------------------------------------------------------------------
SEC registration fee*                                                $     1,000
--------------------------------------------------------------------------------
Printing and engraving expenses*                                     $ 10,000.00
--------------------------------------------------------------------------------
Accounting fees and expenses*                                        $ 25,000.00
--------------------------------------------------------------------------------
Legal fees and expenses*                                             $ 50,000.00
--------------------------------------------------------------------------------
Transfer agent's fees and expenses*                                  $  5,000.00
--------------------------------------------------------------------------------
Miscellaneous*                                                       $  9,000.00
--------------------------------------------------------------------------------
Total                                                                $100,000.00
--------------------------------------------------------------------------------

* Estimated

Item 26. Recent Sales of Unregistered Securities.

        Set forth below is information regarding the issuance and sales of AutoExotica International, Ltd. common stock without registration during the last three years. Other than as set forth below, no such sales involved the use of an underwriter and no commissions were paid in connection with the sale of any securities. Following the incorporation of AutoExotica International Ltd. in June 1995:
                                      II-1

        Subsequent to the re-incorporation of our company on June 13, 1995, we issued an aggregate of 5,600,000 shares of our common stock as follows:

        a) 1,000,000 (pre-split) shares were issued to Darryl A. Nowak in consideration of Mr. Nowak's capital contribution of $1,000;

        b) 3,877,740 additional shares were issued to Darryl A. Nowak in connection with a 4.87774:1 stock split effected by us in January 2001 (See "Recapitalization");

        c) 600,000 shares were issued to Abingdon Associates in April 2001 in exchange for consulting services being rendered to us under the terms of a consulting agreement with Abingdon Associates (see "Certain Transactions - Consulting Agreement" and Note G to the Financial Statements included elsewhere herein); and

        d) 122,260 shares were issued to Private Retreats, LLC in September 2001 in exchange for our receipt of a bond in the principal amount of $150,000 and $2,825 in pre-paid membership fees in connection with our corporate membership in the retreat (see "Certain Transactions - Strategic Alliances").

Item 27. Exhibits

Exhibit
Number       Name

3.1          Amended and Restated Articles of Incorporation*
3.2          Amended and Restated Bylaws*
4.1          Form of Stock Certificate*
4.2          Form of Warrant Agreement and Warrant*
5.1          Opinion of Counsel**
10.1         Consulting Agreement with Abingdon Associates dated April 12, 2001*
10.2         Cooperative Agreement with Private Retreats LLC dated August 1,
             2001*
10.3 Employment Agreement between AutoExotica International, Ltd. and Darryl A. Nowak, dated April 30, 2001*
23.1         Consent of Asher & Company, Ltd.
23.2         Consent of Donohue, Gironda & Doria
23.3         Consent of Counsel (see Exhibit 5.1)**

 *Previously filed.
**To be filed by amendment.

Item 28. Undertakings.

        The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (a) To include any prospectus required by section 10(a)(3) of
                   Securities Act.

                 (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(B) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                 (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Hudson, State of New Jersey, on June 7, 2002.

                                       AUTOEXOTICA INTERNATIONAL, LTD.


                                       By: /s/ Darryl A. Nowak
                                       -----------------------------------------
                                       Name:  Darryl A. Nowak
                                       Title: President, Chief Financial Officer
                                       and Chief Executive Officer

         Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name                                Title                                    Date

 /s/ Darryl A. Nowak                Chairman, President and Chief Executive  June 7, 2002
-------------------------------
Darryl A. Nowak                     Officer, and Chief Financial Officer

 /s/ Elaine Nowak                   Executive Vice President and Director    June 7, 2002
-------------------------------
Elaine Nowak